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Exhibit 10.18

September 14, 2001

Mahmoud Mostafa
Via email

Dear Mahmoud:

Iomega is very pleased to offer you our Executive Vice President, Research, Development and Operations position and look forward to you joining our team. We are excited about our future and your contributions to our continued success. You will be reporting directly to me and your work location shall be San Diego, California. Our offer includes an annual base salary of $350,000 paid on a bi-weekly basis. The Compensation Committee of the Board of Directors will review your salary after 12 months of employment. We would like your employment to begin on October 1, 2001.

Your compensation package also includes:

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  Participation in the Iomega Incentive Bonus Program, with an annual incentive target payment equal to 65% of your annual salary, subject to the terms of the Bonus Program. 100% bonus pay-out (pro-rated from your date of employment) is guaranteed for fiscal year 2001.

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  A sign-on bonus of $150,000 (less all applicable taxes) payable on the first payroll date after date of hire.

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  A comprehensive benefits package, including medical, dental, life and disability coverage, annual executive physical, a 401(k) plan, paid time off and educational assistance, subject to the terms and conditions of those plans.

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  An option to purchase 500,000 shares (pre-reverse stock split, based on capitalization prior to September 28th, 2001) of Iomega stock with an exercise price equal to the Fair Market Value on your start date; the Fair Market Value of the stock is determined by the average of the high and low price on the day you begin employment. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary. Additional vesting terms are covered in the severance section below. You will also be eligible for additional stock option grants on an annual basis subject to board of directors' approval. The amount of these grants is dependent on factors such as shares outstanding, the individual's level in company and job performance. Historically, all current outstanding share levels, annual option grants for this level of position have ranged between 70,000 and 100,000 shares (pre-reverse stock split, based on capitalization prior to September 28th, 2001). All options are subject to the terms of a stock option agreement, which contains non-competition and non-solicitation provisions.

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  3 weeks PTO based on our current PTO policy. (The vacation policy is being re-defined and once it is approved, your vacation will be based on the new policy. We will guarantee you the equivalent of three weeks vacation and one week of convertible sick time.)

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  Participation in the Executive Life Insurance Program at two times your annual base salary, subject to medical underwriting.

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  Participation in the Executive Long-Term Disability Program.

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  Participation in the Executive Tax Planning Services provided by Price Waterhouse LLP.

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  Participation in the Iomega Non-qualified Deferred Compensation Plan.

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  Participation in a Change of Control Agreement as approved by the Board of Directors.

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  If your employment is terminated or "constructively terminated" - other than for "cause" - you will receive severance according to the following schedule provided you have signed a separation agreement and full release.

Severance Pay (comprised of base salary and target bonus amount at time of severance event)

Timing of severance event	Severance Amount
Prior to 9/30/02	10 months
Between 10/1/02 & 9/30/03	11 months
After 10/1/03	12 months

Vesting of Initial Stock Option Grant

Timing of severance event	Total # Shares of Initial Stock Grant to vest upon severance event (inclusive of standard vesting schedule)
Prior to 9/30/02	125,000
Between 10/1/02 & 9/30/03	250,000
Between 10/1/02 & 9/30/04	375,000
After 10/1/04	500,000

  "Cause" means: a) A violation of law that would materially injure Iomega or materially impact employee's ability to perform for Iomega, b) A material breach of non-solicitation, non-competition or non-disclosure obligations owed by employee to Iomega, or c) The commission of an act of fraud, embezzlement or crime involving moral turpitude. "Constructively terminated" means: x) An adverse alteration in the nature and status of employee's job responsibilities or reporting structure, y) A material reduction in employee's annual base salary, bonus plan, or any other benefit, or c) the relocation of employee's primary work location more than 25 miles from San Diego, California.

The start of your employment is contingent upon (a) your signature on this letter, (b) your signature on the Agreement for Employee use of Corporate Information, and (c) proof of your eligibility to work in the United States and (d) receipt by Iomega of a satisfactory background check.

This offer for a position constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at any time, for any reason or no reason, and with or without notice.

To accept this offer, please sign and return before September 17, 2001. Please fax this signed offer letter, Application, Employee/Applicant Authorization, and Agreement for Employee Use of Corporate Information to our Anna Aguirre at (858) 546,4771. If you have any questions, please contact me at (858) 546-4799.

I look forward to you joining the Iomega team!

Sincerely,
/s/ Werner T. Heid Werner T. Heid President and CEO
/s/ Mahmoud Mostafa Signed and Accepted	9/14/01 Date

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  Exhibit 10.18